Cover Letter to Offer to Purchase and Letter of Transmittal
Clients of Merrill Lynch, Pierce, Fenner & Smith, Inc. (“Merrill”) Financial Advisors

IF YOU DO NOT WANT TO REDEEM YOUR UNITS AT THIS TIME FOR ANY REASON,
INCLUDING IF YOU ARE SUBJECT TO AN AGREEMENT NOT TO REDEEM YOUR
UNITS FOR AN INITIAL HOLDING PERIOD, PLEASE DISREGARD THIS NOTICE.
THIS IS SIMPLY NOTIFICATION OF THE FUND’S TENDER OFFER.

February 25, 2013

Dear Investor of Ironwood Institutional Multi-Strategy Fund LLC:

We are writing to inform you of important dates related to the tender offer by Ironwood Multi-Strategy Fund LLC (the “Fund”).  If you are not interested in selling your units at this time, please disregard this notice and take no action.

Please note that the sale of your units may be subject to a 5% Early Redemption Fee if you decide to sell your units in this offer.

The tender offer period will begin on February 25, 2013 and end on March 27, 2013.  The purpose of the tender offer is to provide liquidity to investors who hold units.  Units can be redeemed by means of a tender offer only during one of the Fund’s announced tender offers.

Should you wish to sell any of your units during this tender offer period, please contact your Merrill Financial Advisor who will provide you a customized Tender Offer Form for your account.  Contained in this offer kit is a sample Tender Offer Form which is for your reference only.

The Tender Offer Form generated for your account will need to be signed and returned to your Merrill Financial Advisor.  Upon receiving the signed form, your Financial Advisor will then submit the order.  Your Merrill Financial Advisor must submit the form by March 27, 2013.  If you do not wish to redeem units for any reason, including if you are subject to an agreement not to redeem your units for an initial holding period, simply disregard this notice.  NO ACTION IS REQUIRED IF YOU DO NOT WISH TO REDEEM AT THIS TIME.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call your Merrill Financial Advisor.